	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES RECORD SECOND QUARTER RESULTS

SEGUIN, Texas, June 30, 2011 – Alamo Group Inc. (NYSE: ALG) today reported record results for the second quarter ended June 30, 2011.

Net sales for the quarter were $160.8 million compared to net sales of $138.1 million in the second quarter of 2010, an increase of 16%. Net income for the quarter was $8.9 million, or $0.74 per diluted share, versus $4.9 million, or $0.41 per diluted share, for the same period of 2010. This is an increase of 83% in net income and 80% in net income per diluted share. The 2011 sales, net income and earnings per diluted share were all records for Alamo's second quarter results as the Company experienced growth in all three segments of its business.

For the first six months of 2011, net sales were $301.5 million, a 12% increase compared to 2010 six month net sales of $269.2 million. Net income in the first half of 2011 was $14.6 million, or $1.22 per diluted share, versus $8.9 million, or $0.75 per diluted share, for the first half of 2010. This is an increase of 64% in net income and 63% in net income per diluted share. The 2011 six month results were also a record for Alamo Group.

Included in the results is the effect of reclassification of freight revenue. Freight billed to customers had previously been recorded as reduction in cost of sales and has since been reclassified to sales. This change resulted in an increase in second quarter net sales of $4.4 million in 2011 and $3.7 million in 2010. For the six month period this change resulted in an increase in net sales of $7.8 million in 2011 and $6.5 million in 2010. There was no impact on reported earnings in any period.

The Company's North American Industrial Division net sales for the second quarter were $59.3 million, an increase of 20% compared to the $49.6 million achieved in the prior year's second quarter. For the six month period, net sales were $108.4 million in 2011 versus $96.7 million in 2010, an increase of 12%. Despite continued constraints on spending by governmental entities, which are the main end users for this Division's products, Alamo Group experienced solid growth in this sector, particularly in its mower and excavator product lines. The Company believes this is evidence of some pent up demand for its products

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ALAMO GROUP ANNOUNCES 2011 SECOND QUARTER RESULTS

following the last several years of lower sales and an increasingly aging user fleet.

North American Agricultural Division net sales were $55.5 million in the second quarter of 2011 versus $47.0 million in the comparable period of 2010, an increase of 18%. For the first six months of 2011 net sales in the Division were $105.2 million versus $88.7 million in 2010, an increase of 19%. While growth in the overall agricultural market seems to be moderating somewhat, the Company is still benefiting from generally favorable commodity prices which should benefit Alamo's results for the remainder of the year.

Alamo Group's European Division net sales in the second quarter of 2011 were $46.0 million, an increase of 11% compared to net sales of $41.5 million for the same period in 2010. For the first half of 2011, net sales in the Division were $88.0 million, an increase of 5% compared to net sales of $83.8 million in the first six months of 2010. Despite continued uncertainty in the European economy, the Division showed some strengthening, particularly from its U.K. operations. Also, European agricultural markets were generally stronger than governmental markets, which continue to be impacted by budget constraints throughout Europe. In local currency, the Division results showed improvement versus the second quarter of 2010, however sales for the first half of 2011 remained flat compared to 2010.

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, “2011 continues to run ahead of both 2010 and our expectations. For the first time in several years, all of our Divisions showed an increase in sales. While the agricultural market continues to run ahead of last year's pace, the markets for our industrial equipment in both North America and Europe, mainly sold to governmental entities for right of way maintenance, continue to be weak and constrained by budget cutbacks. That said, our results showed improvement in these markets due, in part, to the need for our end users to replace equipment that is nearing the end of its economic life.”

“Even more notable than the sales increase was our ability, as in the first quarter, to leverage improved sales into even greater earnings growth. This is a result of ongoing cost control initiatives which allowed much of the margin on incremental sales to flow straight to the bottom line.”

“While we remain concerned about the persistence of the economic uncertainty that is pervasive throughout North America and Europe, as well as the inflationary pressures from rising input prices, we feel positive about the prospects for Alamo Group's outlook. Our lean structure and financial strength, combined with our broad product offering, should provide the basis for continued growth in sales and earnings for 2011 and beyond.”

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ALAMO GROUP ANNOUNCES 2011 SECOND QUARTER RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services. The Company, founded in 1969, had approximately 2,390 employees and operates eighteen plants in North America and Europe as of June 30, 2011. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date. This release may contain non-GAAP financial measures. These measures, if included, are to help facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management's opinion. Our reference to any non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.

(Tables Follow)

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ALAMO GROUP REPORTS 2011 SECOND QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010
North American
Industrial	$59,321	$49,558	$108,354	$96,670
Agricultural	55,470	47,023	105,209	88,723
European	46,033	41,488	87,976	83,829
Total Sales	160,824	138,069	301,539	269,222

Cost of sales	123,433	109,388	232,247	212,406
Gross margin	37,391	28,681	69,292	56,816
	23.2%	20.8%	23.0%	21.1%

Operating Expenses	23,685	21,355	46,245	43,023
Income from Operations	13,706	7,326	23,047	13,793
	8.5%	5.3%	7.6%	5.1%

Interest Expense	(444)	(1,024)	(1,209)	(2,274)
Interest Income	52	305	124	1,117
Other Income (Expense)	(75)	(25)	(222)	(35)

Income before income taxes	13,239	6,582	21,740	12,601
Provision for income taxes	4,325	1,712	7,159	3,738

Net Income	$8,914	$4,870	$14,581	$8,863

Net income per common share:

Basic	$0.75	$0.41	$1.23	$0.75

Diluted	$0.74	$0.41	$1.22	$0.75

Average common shares:
Basic	11,845,000	11,756,000	11,839,000	11,752,000

Diluted	11,966,000	11,882,000	11,973,000	11,858,000

Summary Balance Sheet Data

	6/30/2011	12/31/2010	6/30/2010
Receivables	169,695	127,388	136,805
Inventories	122,181	99,304	109,397
Current Liabilities	88,694	79,189	85,643
Long Term Debt	56,421	23,106	44,496
Equity	273,071	253,260	233,681